UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________________________
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

September 10, 2025
Date of Report (date of earliest event reported)
__________________________________________
MillerKnoll, Inc.
(Exact Name of Registrant as Specified in Charter)

Michigan	001-15141	38-0837640
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

855 East Main Avenue
Zeeland, MI 49464
(Address of principal executive offices and zip code)
(616) 654-3000
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, If Changed Since Last Report)
__________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.20 per share	MLKN	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01     Entry into a Material Definitive Agreement.

On September 10, 2025, MillerKnoll, Inc., a Michigan corporation (the “Company”), and certain other subsidiaries of the Company, entered into a three-year accounts receivable securitization facility in the aggregate amount of up to $90.0 million (the “Facility”). The proceeds from the Facility will be used for general working capital purposes.

The documentation for the Facility includes, among other documents, (i) a Credit and Security Agreement, dated as of September 10, 2025 (the “Credit and Security Agreement”), among MillerKnoll Receivables, LLC, a direct wholly-owned, bankruptcy-remote subsidiary of the Company (the “SPE”), as borrower, the Company, as servicer (in such capacity, the “Servicer”), the lenders from time to time party thereto (the “Lenders”), and Wells Fargo Bank, National Association, as administrative agent (in such capacity, the “Administrative Agent”), and (ii) a Receivables Sale Agreement, dated as of September 10, 2025 (the “Sale Agreement”), among the SPE, as company, the Company and certain subsidiaries thereof party thereto from time to time, as originators (the “Originators”), and the Servicer. The Facility has a scheduled termination date on September 8, 2028, unless terminated earlier in accordance with its terms.

In connection with the Facility, the Originators have sold and/or contributed, and will continue to sell and/or contribute, certain accounts receivables generated in the ordinary course of their business (other than certain excluded receivables) and certain related assets (collectively, the “Receivables”) to the SPE pursuant to the Sale Agreement. Pursuant to the Credit and Security Agreement, the SPE may, from time to time, request advances from the Lenders subject to borrowing base availability. Such advances and other obligations of the SPE arising under or in connection with the Credit and Security Agreement and the other transaction documents are secured by the Receivables and other related assets owned by the SPE. The Servicer will be responsible for the initial servicing and collection of the Receivables and will be paid a fee for the performance of such services.

Borrowings under the Credit and Security Agreement will bear interest at a rate per annum equal to Daily One Month Term SOFR (as defined in the Credit and Security Agreement) plus an applicable margin of 1.075%. The SPE will also pay certain customary fees under the Credit and Security Agreement and related documentation.

In addition, pursuant to a Performance Undertaking, dated as of September 10, 2025 (the “Performance Undertaking”), by the Company in favor of the Administrative Agent, the Company has agreed to guarantee the performance by the Originators and the Servicer of their respective obligations under the documentation for the Facility. The Company is not guaranteeing the collectibility of the Receivables or the creditworthiness of the related obligors.

The Credit and Security Agreement and the Sale Agreement contain certain customary representations and warranties, affirmative and negative covenants, indemnification provisions, and events of default, including those providing for the termination of the Facility and payment acceleration of amounts owed by the SPE to the Lenders under the Credit and Security Agreement upon the occurrence of certain events.

The foregoing description of the Credit and Security Agreement, the Sale Agreement and the Performance Undertaking does not purport to be complete and is qualified in its entirety by reference to the full and complete terms of such agreements, copies of which are filed as Exhibits 4.1, 4.2, and 4.3, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Wells Fargo Bank, National Association serves as an administrative agent and as a lender, among other roles, under the Credit Agreement, dated as of July 19, 2021, as amended, among the Company, Wells Fargo Bank, National Association, as an administrative agent, and the lenders and other agents party thereto from time to time.

Item 2.03     Entry Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01     Financial Statements and Exhibits

(d) Exhibits

EXHIBIT INDEX

Exhibit No. Description

4.1
Credit and Security Agreement, dated as of September 10, 2025, among MillerKnoll Receivables, LLC, as borrower, MillerKnoll, Inc., as servicer, the lenders from time to time party thereto, and Wells Fargo Bank, National Association, as administrative agent.

4.2
Receivables Sale Agreement, dated as of September 10, 2025, among MillerKnoll Receivables, LLC, as company, MillerKnoll, Inc. and certain subsidiaries thereof party thereto from time to time, as originators, and MillerKnoll, Inc., as servicer.

4.3	Performance Undertaking, dated as of September 10, 2025, by MillerKnoll, Inc., as performance guarantor, in favor of Wells Fargo Bank, National Association, as administrative agent.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:	September 12, 2025	MillerKnoll, Inc.
		By:	/s/ Kevin J. Veltman
Kevin J. Veltman Interim Chief Financial Officer